Exhibit 5.1



5 March, 1998

To
C.W. CHEMICAL WASTE TECHNOLOGIES LIMITED
New York
U.S.A.

Dear Sirs,

 Following an examination perusal and investigation we are of opinion that the Ordinary Shares and Warrants to be issued by the Company have been duly authorised by all corporate action and the shares and the shares to be issued upon exercise of the Warrants in accordance with their terms will be fully paid and no personal liability will attach thereto.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the registration statement on Form F-1 of C.W. CHEMICAL WASTE TECHNOLOGIES LIMITED and to the filing of our opinion as an exhibit thereto.

Yours faithfully,


/s/Alexandra Christodoulou
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Alexandra Christodoulou